Northrop Grumman

Estate Enhancement Program
1.	Purpose

1.

The purpose of the Northrop Grumman Estate Enhancement Program (the "Plan") is to provide Executives of Northrop Grumman Corporation who are eligible to defer the receipt of compensation under the Northop Grumman Executive Deferred Compensation Plan the ability to elect life insurance coverage pursuant to a split-dollar life insurance arrangement as an investment alternative under such plan.

2.	Definitions

For purposes of this Plan, the following terms have the meanings set forth below:

2.01

Adjusted Company Death Benefit means the portion of the Policy death benefit payable to the Company solely as a result of an Alternative Death Benefit Election being in effect for the Policy, and shall be determined by subtracting from the amount of Policy death benefit paid to the Company an amount equal to the portion of the Policy death benefit that would have been paid to the Company if an Alternative Death Benefit Election was not in effect for the Policy.

	2.02	Agreement means the Agreement executed by the Participant (or other Policy Owner) and the Company implementing the terms of this Plan.

2.03

Alternative Death Benefit means a Company-paid death benefit paid by the Company to the Former Policy Owner's beneficiary(ies) pursuant to an Alternative Death Benefit Election under Section 8 of the Plan.

2.04

Alternative Death Benefit Amount means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Adjusted Company Death Benefit reduced by the income taxes (if any) payable by the Company as a result of receiving the Adjusted Company Death Benefit. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on the Company's federal, state and local income tax rate (calculated at the marginal tax rate then applicable to the Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Committee.

	2.05	Alternative Death Benefit Election means an election made by the Policy Owner pursuant to Section 8 of the Plan.
	2.06	Change in Control means a change in control of the Company, as such term is defined in Appendix A.

	2.07	Collateral Assignment means the Collateral Assignment executed by the Policy Owner pursuant to Section 6.02 of the Plan.

	2.08	Committee means the Compensation and Management Development Committee (or its successor) of the Board of Directors of Northrop Grumman Corporation.

	2.09	Company means Northrop Grumman Corporation and any of its subsidiaries or affiliates.

	2.10	Company Death Benefit means the portion of the Policy's death benefit payable to the Company as provided in Section 7.

	2.11	Effective Date means November ____, 2000.

	2.12	Elector means the person or persons who are entitled to make or revoke an Alternative Death Benefit Election pursuant to Section 8.01.

	2.13	Enrollment Form means the form used by a Participant to participate in the Plan.

	2.14	Executive means an employee of the Company deemed eligible to participate in the Plan in accordance with Section 3.

	2.15	Former Policy Owner means the person(s) or entity that is the Policy Owner immediately prior to when an Alternative Death Benefit Election is first made with respect to a Policy.

2.16

Insurer means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

	2.17	Participant means the Chief Executive Officer and any other Executive who is selected by the Committee to participate in the Plan and who elects to participate in the Plan.

	2.18	Participant's Coverage Amount means the portion of the Policy's death benefit payable to the beneficiary(ies) of the Policy Owner as provided in Section 7.

	2.19	Participant Premium means the amount of premium payment, if any, paid by the Participant, Policy Owner or Former Policy Owner pursuant to Section 5.02.

	2.20	Policy means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

	2.21	Policy Owner means the person or entity designated as owner on the application for the Policy, or the person or entity to which a Policy Owner assigns his or her interest in the Policy.

2.22

Premium means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of the Plan and an Agreement, to pay the insurer with respect to such Policy.

2.23

Survivorship Policy means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

	3.	Participation

The Chief Executive Officer and any other Executive designated by the Committee shall be eligible to participate in the Plan. An Executive shall become a Participant by completing such forms, documents and procedures as specified by the Committee. The Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no obligation to the Participant to allow him or her to participate in the Plan.

	4.	Amount and Type of Coverage

The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement.

	5.	Payment of Premiums

	5.01	Company Payments. The Company shall pay appropriate Premiums in a timely manner.

5.02

Participant Payments. Unless otherwise provided in an Agreement, a Participant, Policy Owner (other than the Company, if the Company becomes the Policy Owner pursuant to Section 8), or Former Policy Owner shall not be required to pay any portion of the Premium due on the Policy. However, the Participant, Policy Owner or Former Policy Owner may elect to pay a premium to the Insurer with respect to the Policy.

	6.	Policy Ownership

	6.01	Ownership. Except as otherwise provided in this Plan and related Agreement, the Policy Owner shall be the sole and exclusive owner of a Participant's Policy.

6.02

Company's Rights. The Company shall not have any ownership rights in the Policy (except as provided in Section 8). The Company's rights shall be limited to: (1) the right to receive a portion of the Policy death benefit in the event of the payment of the Policy death benefit while the Collateral Assignment is in effect with respect to the Policy; and, (2) the right to receive all of the proceeds of any surrender, withdrawal or loan processed while the Collateral Assignment is in effect, as specified in the Agreement. In exchange for the Company's agreement to pay the Premiums described in Section 5.01 of the Plan and the Participant's Agreement, the Policy Owner shall execute a Collateral Assignment to the Company of the rights provided to the Company under this Plan and related Agreement. The Company shall have the right to direct the Policy Owner in writing to take any required action consistent with these rights, and upon the receipt of such written direction from the Company, the Policy Owner promptly shall take such action as is necessary to comply therewith. The Company shall have the right to assign any part or all of its interest in the Policy, subject to the Policy Owner's rights, and the terms and conditions of this Plan and related Agreement, to any person, entity or trust by the execution of a written instrument delivered to the Policy Owner.

6.03

Prohibited Policy Transactions. The Policy Owner shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber a Policy without the prior written consent of the Company (or without the prior written consent of the Former Policy Owner, if the Company becomes the Policy Owner pursuant to Section 8).

6.04

Investment of Policy Cash Values. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, and if the Company becomes the Policy Owner pursuant to Section 8, the Company shall thereafter invest the cash values in the funds selected by and in the proportions specified by the Former Policy Owner, unless otherwise specified in the Participant's Agreement. The Company agrees to submit an investment election to the Insurer within thirty (30) days after a written investment request by the Former Policy Owner or other person or entity designated in the Participant's Agreement.

	6.05	Possession of Policy. The Policy Owner shall maintain possession of the Policy.

	7.	Death Benefit

Upon the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit under the Policy shall be divided as follows:

a.

The Company shall be entitled to receive as the Company Death Benefit an amount equal to the greater of: (i) the Policy cash accumulation value immediately prior to the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy) and before any surrender charges; or (ii) the cumulative Premiums paid by the Company under the Policy. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

b.

The beneficiary(ies) of the Policy Owner shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit.

8.	Alternative Death Benefit Election

8.01

Alternative Death Benefit Election. The Alternative Death Benefit Election provided for in this Section may be made or revoked by the person or persons designated as the Elector in the Participant's Agreement. If no such person is designated in the Agreement, or if no designated person is living and able to make the election, the election may be made or revoked by the Policy Owner (except that an election cannot be made or revoked by the Company, if the Company becomes the Policy Owner). Any such election shall be filed with the Committee in such form as may be prescribed by the Committee. When an Alternative Death Benefit Election is made, the Policy Owner shall immediately transfer the ownership of the Policy to the Company, and the Company shall be designated as beneficiary to receive the entire Policy death benefit. In addition, using a form provided by the Committee, the Former Policy Owner shall designate a beneficiary to receive the Alternative Death Benefit.

The Elector may revoke the Alternative Death Benefit Election. In the event of such a revocation, the Company shall continue to be the Policy Owner and shall, by endorsement filed with the Insurer, provide the Former Policy Owner the right to designate a beneficiary of an amount of Policy death benefit equal to the Participant's Coverage Amount. The revocation of an Alternative Death Benefit Election shall not preclude an Elector from making a later Alternative Death Benefit Election (or from revoking such later election).

An Alternative Death Benefit Election (or an election to revoke such an election) shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Policy Owner (or Former Policy Owner, if applicable) and the Company will promptly submit any required forms or documents to the Insurer when an Alternative Death Benefit Election is made or revoked.

8.02

Payment of Benefit. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and shall not constitute an insurance benefit. It shall be paid by the Company to the Former Policy Owner's beneficiary(ies) at the time the Participant's insurance death benefit would have been paid (at the Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's spouse if the Policy is a Survivorship Policy). The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary(ies) of the Former Policy Owner shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy.

9.	Election to Reduce Policy Face Amount

The Policy Owner (except the Company, if the Company becomes the Policy Owner pursuant to Section 8) or, if applicable, the Former Policy Owner, may elect to reduce the Policy face amount, except that the Policy face amount shall not be reduced to an amount less than the total amount of Premiums paid or to be paid by the Company with respect to such Policy. If the Company is the Policy Owner, then, within sixty (60) days of receipt of a written request from the Former Policy Owner, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy face amount in accordance with the Former Policy Owner's request.

10.	Change in Control

If there is a Change in Control:

	a.	the Plan shall become irrevocable for all Participants in the Plan at the time of the Change in Control;

b.

the Company immediately shall transfer the ownership of all Participants' Policies owned by the Company to an irrevocable trust created by the Company to: (i) hold any such Policies in accordance with the terms of the Plan; and (ii) pay any Alternative Death Benefit that becomes payable under Section 8 of this Plan; and

	c.	except as otherwise provided in this Section, the provisions of the Plan shall continue to apply as if there had been no Change in Control.

The occurrence of a Change in Control shall not preclude a Policy Owner from thereafter making (or revoking) an Alternative Death Benefit Election pursuant to Section 8. However, if a Policy Owner makes an Alternative Death Benefit Election after a Change in Control, the ownership of the Policy shall be transferred to the trust created pursuant to this Section, and not directly to the Company as provided in Section 8.

Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, the Company or its successor shall continue to be responsible for its obligations under the Plan to the extent not satisfied by the trust, including any Alternative Death Benefits payable under Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

11.	Company Default

11.01

Company Default. A Company Default shall be deemed to have occurred with respect to a Policy if the Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without prior written approval from the Policy Owner (or Former Policy Owner, if applicable).

11.02

Rights upon Company Default. In the event of a Company Default as described in Section 11.01, the Policy Owner (or Former Policy Owner, if applicable) shall have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Policy Owner (or Former Policy Owner) becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Policy Owner (or Former Policy Owner) of the Company Default, the Policy Owner (or Former Policy Owner) shall have the right to require the Company to transfer its interest in the Participant's Policy to the Policy Owner (or Former Policy Owner). The Policy Owner (or Former Policy Owner) may exercise this right by notifying the Company, in writing, within sixty (60) days after the end of the period given to the Company to cure the Company Default pursuant to the preceding sentence. Upon receipt of such notice, the Company shall immediately transfer its rights in the Policy to the Policy Owner (or Former Policy Owner), either by a release of the Collateral Assignment, or by a transfer of ownership if the Company is the Policy Owner, and the Company shall thereafter have no rights with respect to such Policy. A Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section shall not be deemed to release the Company from any of its obligations under the Plan, and shall not preclude the Policy Owner (or Former Policy Owner) from seeking other remedies with respect to the Company Default. Also, a Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section will not preclude the Policy Owner (or Former Policy Owner) from exercising such rights upon a later Company Default.

	12.	Administration

12.01

Committee. The Committee shall be the administrator of the Plan, and it may delegate responsibilities therefore to the Corporate Vice President, Chief Human Resources and Administrative Officer, or his delegates.

12.02

Powers. The Committee shall have the full and exclusive authority to interpret and administer the Plan, to construe ambiguities and to decide all matters under the Plan in its discretion. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. The Committee shall have full discretionary authority to make such rules and regulations as it deems necessary or appropriate to carry out its responsibilities under this Plan as well as the purposes for which it was established.

13.	Amendment, Termination and Successors
13.01

Amendment/Termination. The Plan may be amended, modified or terminated at any time by action of the Board of Directors or the Compensation and Management Development Committee of the Board of Directors or by a writing executed on behalf of the Board of Directors or the Compensation and Management Development Committee by the Company's duly elected officers, except that any such amendment, modification or termination will not affect the rights of any Participant, Policy Owner or Former Policy Owner under any Agreement entered into with the Company prior to the date of such amendment, modification or termination without the Participant's, Policy Owner's or Former Policy Owner's written consent.

13.02

Successors. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participant and their successors, assignees (including any assignee of the Company's rights in a Policy pursuant to Section 6.02 or Section 10), and representatives. The Company shall have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant (or assignee).

14.	Governing Laws and Notices

	14.01	Governing Law. This Plan shall be governed by and construed in accordance with the substantive law of Delaware without giving effect to the choice of law rules of Delaware.

14.02

Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of the Compensation and Management Development Committee, Estate Enhancement Program, Northrop Grumman Corporation, at 1840 Century Park East, Los Angeles, California 90067-2199. Any notice to the Participant (or other Policy Owner or Former Policy Owner) shall be addressed to the Participant (or other Policy Owner or Former Policy Owner) at the address following such party's signature on his or her Agreement. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

15.	Miscellaneous Provisions

15.01

No Contract of Employment. This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and the Company, or a Participant and the Company, nor shall any provision restrict the right of the Company to discharge an Executive or Participant, or to restrict the right of an Executive or Participant to terminate employment with the Company.

	15.02	Gender. The masculine pronoun includes the feminine and the singular includes the plural where appropriate for valid construction.

15.03

Cancellation of Policy. If the Insurer cancels the Participant's Policy pursuant to Policy provisions related to the suicide of the Participant (or the Participant's spouse, if the Policy is a Survivorship Policy), a material misstatement of information, nondisclosure of medical information, or any other Policy provision, then no benefits shall be payable to the beneficiary(ies) of such Participant (or other Policy Owner, or Former Policy Owner, where applicable). In such case, after receiving any amount payable to it as a result of the cancellation of the Policy, the Company shall pay to the Participant (or the Participant's estate, if the Participant has died) the excess, if any, of the amount the Company receives from the Insurer upon cancellation of the Participant's Policy in excess of the premium paid by the Company.

15.04

Inconsistent Terms. In the event of any inconsistency between the terms of this Plan as described herein and the terms of any Policy purchased hereunder or any related Agreement, the terms of such Policy or Agreement shall be controlling as to that Participant, or his or her Policy Owner or Former Policy Owner, if other than the Participant, his successor-in-interest (if any) and his or her beneficiary or beneficiaries.

Appendix A

Change in Control

"Change in Control" of the Company shall be deemed to have occurred as, of the first day that any one or more of the following conditions shall have been satisfied:

(i)

Any Person other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an "Affiliate" becomes the "Beneficial Owner," directly or indirectly, of securities of the Company representing thirty three and one-third percent (33-1/3%) or more of the combined voting power of the Company's then outstanding securities.

(A)

"Person" has the meaning given such term in Section 3(a)(9) of the "Exchange Act," and as used in Sections 13(d) and 14(d) of the Act, including a "group" as described in Section 13(d) of the Act. "Person" or "group" shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution.

	(B)	"Beneficial Owner" has the meaning given to such term in Rule 13d-3 of the General Rules and Regulations under the "Exchange Act."

	(C)	"Exchange Act" means the United States Securities and Exchange Act of 1934, as amended.

	(D)	"Affiliate" means any entity related to the Company under the rules of section 414 of the Internal Revenue Code of 1986, as amended.

(ii)	Continuing Directors cease for any reason to constitute a majority of the Company's Board of Directors ("Board"). For this purpose "Continuing Directors" shall mean any member of the Board who:

	(A)	was a member of the Board on November 30, 1999 (an "Initial Director"); or

(B)

was elected to the Board, or was nominated for election by the Company's stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors. For this purpose, A member of the Board who was not a director on November 30, 1999 shall be deemed to be an Initial Director if his or her election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after November 30, 1999 who are deemed to be Initial Directors by application of this provision) then in office.

(iii)

The Company is liquidated; all or substantially all of the Company's assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.